Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto-Culver Reports Strong Fourth Quarter and Fiscal Year 2007

Sales and Earnings Results From Continuing Operations

Declares Regular Quarterly Cash Dividend of 5.5 Cents Per Share

Melrose Park, IL, (October 29, 2007) – Alberto-Culver Company (NYSE: ACV), a leading manufacturer and marketer of personal care products including TRESemmé, Alberto VO5, Nexxus and St. Ives, today announced strong sales and earnings results from continuing operations for its fourth quarter and fiscal year 2007. These are the first full year results since the company split its consumer products business and its Sally/BSG distribution business into two separate public companies, earlier this fiscal year in November 2006.

Fourth Quarter:

•	Net sales for the fourth quarter increased 14.5% to $421.5 million from $368.1 million in the prior year.

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Pre-tax income from continuing operations increased 8.4% to $46.8 million. Excluding restructuring and other expenses of $1.1 million, pre-tax earnings from continuing operations increased 11.0% to $47.9 million compared to $43.2 million in the prior year.

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Diluted earnings per share from continuing operations increased 9.4% to 35 cents. Excluding restructuring and other expenses, diluted earnings per share from continuing operations increased 12.5% to 36 cents versus 32 cents in the prior year. Diluted earnings per share from continuing operations in the current quarter included approximately 4 cents per share of tax benefits while last year included approximately 1 cent per share of tax benefits with both mainly due to the favorable resolution of open tax items.

Fiscal Year:

•	Net sales for the fiscal year grew by 10.2% to $1.54 billion from $1.40 billion in the prior year.

Alberto-Culver Fourth Quarter and Fiscal Year 2007 Earnings Release	Page 2

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Pre-tax income from continuing operations increased 3.6% to $113.0 million, after deducting $34.6 million for restructuring and other expenses. Excluding restructuring and other expenses, pre-tax earnings from continuing operations increased 35.3% to $147.6 million.

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Diluted earnings per share from continuing operations were 83 cents after deducting 23 cents for restructuring and other expenses while diluted earnings per share excluding restructuring and other expenses increased 24.7% to $1.06 versus 85 cents in the prior year. Diluted earnings per share from continuing operations in the current year included approximately 5 cents per share of tax benefits primarily due to changes in certain estimates related to fiscal year 2006 tax returns and the favorable resolution of certain open tax items while last year included approximately 6 cents per share of tax benefits mainly due to the favorable resolution of open tax items.

Commenting on the fourth quarter, Alberto-Culver President and Chief Executive Officer V. James Marino said, “Our strong performance this quarter and this year has provided us the opportunity to continue to make significant advertising and marketing investments to drive our momentum and future growth and has resulted in the strengthening of our brands in several of our key markets. These strong results close the chapter on a very successful fiscal year 2007 for Alberto-Culver and its shareholders.”

The company reported that its gross profit margin increased to 52.2% compared to 51.0% in the prior year quarter, mainly due to favorable mix. Pre-tax margin from continuing operations was 11.1% this quarter compared to 11.7% in the prior year as the company increased advertising and marketing investments in the current quarter. Advertising and other marketing expenditures were 18.4% of net sales and increased 45.0% during the quarter to $77.6 million from $53.5 million, or 14.5% of net sales, in the prior year. The increase from last year was driven mainly by initiatives this quarter for Alberto VO5, TRESemmé and Nexxus. For the fiscal year, advertising and other marketing investments increased almost 11.0% to $284.7 million compared to $256.9 million last year despite significant prior year advertising investments associated with the Nexxus retail launch.

Carol Lavin Bernick, Executive Chairman of the Company, stated, “In a transformational year for our company, we are very pleased to report continued sales and earnings growth. We remain focused and committed to building all of our brands through innovation, creative advertising and marketing and finding ways to win on shelf in this competitive environment.”

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Mrs. Bernick also announced the Company’s board of directors approved the regular 5.5 cent quarterly cash dividend. The dividend will be paid on November 20, 2007 to shareholders of record on November 5, 2007.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from the beauty supply distribution business and resulted in the formation of two separate publicly-traded companies: new Alberto-Culver, a worldwide manufacturer and marketer of leading beauty care and other personal care products, and Sally Beauty Holdings, Inc., a leading distributor of professional beauty supplies. Pursuant to the transaction agreements, an affiliate of Clayton, Dubilier & Rice invested $575 million to obtain an equity ownership in Sally Beauty Holdings of approximately 47.55% and Sally incurred approximately $1.85 billion of new debt. The Company’s shareholders received, for each share of common stock then owned, (i) one share of common stock of new Alberto-Culver, (ii) one share of common stock of Sally Beauty Holdings and (iii) a $25.00 per share special cash dividend. As a result of the transaction, beginning in the first quarter of fiscal year 2007, the results of operations of Sally Beauty and Beauty Systems Group are reported as discontinued operations. Results for all prior reported periods have been reclassified to conform to this presentation.

The Company reported earnings from discontinued operations of $1.2 million (net of tax) in the fourth quarter of fiscal 2007 compared to earnings from discontinued operations of $35.9 million (net of tax) during the fourth quarter of fiscal 2006. For fiscal year 2007, the Company reported a loss from discontinued operations of $3.0 million (net of tax) compared to earnings from discontinued operations of $125.8 million (net of tax) in the prior year. Discontinued operations include the earnings of the beauty supply distribution business, which was separated from the Company on November 16, 2006, together with other fees and expenses associated with the separation. The diluted earnings per share from discontinued operations was 1 cent this quarter versus diluted earnings per share of 38 cents in the prior year, while fiscal year 2007 diluted loss per share from discontinued operations was 3 cents compared to $1.35 of earnings in the prior year. Including continuing and discontinued operations, the Company reported net earnings of $36.5 million or 36 cents per share on a fully diluted basis this quarter, compared to net earnings of $65.8 million or 70 cents per fully diluted share in the fourth quarter of fiscal 2006. Net earnings for fiscal year 2007 were $78.3 million or 80 cents per diluted share compared to net earnings of $205.3 million or $2.20 per share in 2006.

On December 1, 2006, the Company announced a reorganization plan following the completion of the separation. All costs incurred related to this plan, as well as certain other charges recorded in connection with the closing of the separation, are classified as “restructuring and other” on the statement of earnings. During fiscal year 2007, the Company recorded restructuring and other costs

Alberto-Culver Fourth Quarter and Fiscal Year 2007 Earnings Release	Page 4

of $34.6 million ($22.9 million after taxes or 23 cents per diluted share from continuing operations) with $1.1 million ($0.5 million after taxes or 1 cent per diluted share from continuing operations) in the fourth quarter. The pre-tax amount for fiscal year 2007 consisted primarily of severance related to the restructuring ($15.4 million), charges related to the acceleration of vesting of stock options and restricted stock ($12.2 million) and contractual termination benefits for the Company’s former President and Chief Executive Officer relating to the separation ($9.9 million), partially offset by gains on the sale of the corporate airplane and the Company’s interest in a NetJets airplane ($5.9 million).

Due to the disclosure of financial results excluding restructuring and other expenses, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its fourth quarter and fiscal year 2007 results with investors in a call to be held later today (Monday, October 29) at 11 a.m. Eastern Time. The dial-in numbers for the call are 800-388-8975 or 913-312-0728. The numbers for a replay of the conference call are 888-203-1112 or 719-457-0820 and will be available through Wednesday, November 28, 2007. The pass code is 4372072. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto-Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus and St. Ives in the United States and internationally. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S. It is also the second largest producer in the world of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Its Cederroth International unit is a major consumer goods marketer in the Nordic countries.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Alberto-Culver’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the pattern of brand sales; competition within the relevant product markets; loss of one or more key employees; inability of efficiency initiatives to

Alberto-Culver Fourth Quarter and Fiscal Year 2007 Earnings Release	Page 5

improve our margins; risks inherent in entering and expanding in geographic locations; risks inherent in acquisitions, divestitures and strategic alliances; events that negatively affect the intended tax free nature of the distribution of shares of Alberto-Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; the effects of a prolonged United States or global economic downturn or recession; changes in costs; the costs and effects of unanticipated legal or administrative proceedings; the risk that the expected cost savings related to the reorganization and restructuring may not be realized; health epidemics; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in Alberto-Culver’s exclusive markets; and variations in political, economic or other factors such as currency exchange rates, inflation rates, interest rates, tax changes, legal and regulatory changes or other external factors over which Alberto-Culver has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto-Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2006 Annual Report on Form 10-K and the Proxy Statement/Prospectus-Information Statement filed by Alberto-Culver on October 13, 2006, in each case on file with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto-Culver Fourth Quarter and Fiscal Year 2007 Earnings Release	Page 6

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended September 30, 2007 and 2006	2007	2006
Net sales	$421,539	368,141
Cost of products sold	201,658	180,316

Gross profit	219,881	187,825
Advertising, marketing, selling and administrative (1)	173,871	143,891
Restructuring and other (2)	1,092	—

Operating earnings	44,918	43,934
Interest expense (income), net	(1,905)	749

Earnings from continuing operations before income taxes	46,823	43,185
Provision for income taxes	11,526	13,276

Earnings from continuing operations	35,297	29,909
Discontinued operations, net of income taxes (3)	1,193	35,934

Net earnings	$36,490	65,843

Basic earnings per share:
Continuing operations (2)	$.36	.32
Discontinued operations	.01	.39

Total	$.37	.71

Diluted earnings per share:
Continuing operations (2)	$.35	.32
Discontinued operations	.01	.38

Total	$.36	.70

Weighted average shares outstanding:
Basic	97,681	92,899
Diluted	100,067	94,003

(1)	Advertising, marketing, selling and administrative expenses includes $509 and $1,926 of stock option expense recorded during the fourth quarter of fiscal years 2007 and 2006, respectively, in accordance with SFAS No. 123 (R), which was adopted effective October 1, 2005.
(2)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business, as well as other transaction-related expenses. Restructuring and other expenses reduced earnings from continuing operations (net of tax) by $496 and basic and diluted earnings per share from continuing operations by 1 cent.
(3)	Discontinued operations, net of income taxes, includes the operations of the beauty supply distribution business, which was separated from the Company on November 16, 2006, together with other fees and expenses associated with the separation. The discontinued operations results in the fourth quarter of fiscal year 2007 are primarily due to favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto-Culver as well as tax benefits related to the Sally business.

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Twelve Months Ended September 30, 2007 and 2006	2007	2006
Net sales	$1,541,581	1,398,901
Cost of products sold	739,124	662,560

Gross profit	802,457	736,341
Advertising, marketing, selling and administrative (1)	659,010	622,944
Restructuring and other (2)	34,645	—

Operating earnings	108,802	113,397
Interest expense (income), net	(4,160)	4,322

Earnings from continuing operations before income taxes	112,962	109,075
Provision for income taxes	31,735	29,560

Earnings from continuing operations	81,227	79,515
Discontinued operations, net of income taxes (3)	(2,963)	125,806

Net earnings	$78,264	205,321

Basic earnings (loss) per share:
Continuing operations (2)	$.85	.86
Discontinued operations	(.03)	1.36

Total	$.82	2.22

Diluted earnings (loss) per share:
Continuing operations (2)	$.83	.85
Discontinued operations	(.03)	1.35

Total	$.80	2.20

Weighted average shares outstanding:
Basic	95,896	92,426
Diluted	98,358	93,485

(1)	Advertising, marketing, selling and administrative expenses includes $3,741 and $10,763 of stock option expense recorded during fiscal years 2007 and 2006, respectively, in accordance with SFAS No. 123 (R), which was adopted effective October 1, 2005.
(2)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business, as well as other transaction-related expenses. Restructuring and other expenses reduced earnings from continuing operations (net of tax) by $22,899 and basic and diluted earnings per share from continuing operations by 24 cents and 23 cents, respectively.
(3)	Discontinued operations, net of income taxes, includes the operations of the beauty supply distribution business, which was separated from the Company on November 16, 2006, together with other fees and expenses associated with the separation.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	September 30
	2007	2006
Assets
Cash, cash equivalents and short-term investments	$348,662	198,379
Accounts receivable, net	289,077	244,594
Inventories	189,137	185,189
Other current assets	30,662	31,447
Current assets of discontinued operations	—	764,301

Total current assets	857,538	1,423,910
Property, plant and equipment, net	224,494	211,291
Goodwill and trade names	325,457	311,403
Other assets, net	80,071	65,937
Non-current assets of discontinued operations	—	565,165

Total assets	$1,487,560	2,577,706

Liabilities and Stockholders’ Equity
Current portion of long-term debt (1)	$120,636	585
Accounts payable, accrued expenses and income taxes Current liabilities of discontinued operations	295,414 —	276,327 299,962

Total current liabilities	416,050	576,874
Long-term debt (1)	2,077	121,701
Other liabilities and deferred taxes	85,662	82,417
Non-current liabilities of discontinued operations	—	37,785

Total liabilities	503,789	818,777
Stock options subject to redemption	10,407	29,148
Stockholders’ equity	973,364	1,729,781

Total liabilities and stockholders’ equity	$1,487,560	2,577,706

(1)	The company has $120 million of 6.375% debentures outstanding due June 15, 2028. The debentures are subject to repayment, in whole or in part, on June 15, 2008 at the option of the holders. In accordance with US GAAP, the $120 million has been classified as a current liability on the company’s September 30, 2007 consolidated balance sheet. If the holders do not demand repayment of the debentures on June 15, 2008, the $120 million will be reclassified back to long-term debt on the company’s June 30, 2008 consolidated balance sheet.

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Segment Data (Unaudited)

(in thousands)

Three Months Ended September 30, 2007 and 2006	2007	2006
Net Sales:
Consumer Packaged Goods	$359,717	319,620
Cederroth International	61,822	57,137
Eliminations	—	(8,616)

	$421,539	368,141

Earnings From Continuing Operations Before Income Taxes:
Consumer Packaged Goods	$38,180	36,806
Cederroth International	8,339	9,054

Segment operating profit	46,519	45,860
Stock option expense	(509)	(1,926)
Restructuring and other (1)	(1,092)	—
Interest income (expense), net	1,905	(749)

	$46,823	43,185

Twelve Months Ended September 30, 2007 and 2006	2007	2006
Net Sales:
Consumer Packaged Goods	$1,319,657	1,215,415
Cederroth International	226,289	213,475
Eliminations	(4,365)	(29,989)

	$1,541,581	1,398,901

Earnings From Continuing Operations Before Income Taxes:
Consumer Packaged Goods	$136,119	108,435
Cederroth International	11,069	15,725

Segment operating profit	147,188	124,160
Stock option expense	(3,741)	(10,763)
Restructuring and other (1)	(34,645)	—
Interest income (expense), net	4,160	(4,322)

	$112,962	109,075

(1)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business, as well as other transaction-related expenses.

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Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and twelve months ended September 30, 2007 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and other expenses

•	Earnings from continuing operations excluding restructuring and other expenses

•	Basic earnings per share from continuing operations excluding restructuring and other expenses

•	Diluted earnings per share from continuing operations excluding restructuring and other expenses

•	Organic sales growth

On December 1, 2006, the Company announced a reorganization plan following the completion of the separation. All costs incurred related to this plan, as well as certain other charges recorded in connection with the closing of the separation, are classified as “restructuring and other” on the statement of operations. During fiscal year 2007, the Company recorded restructuring costs of $34.6 million ($22.9 million after taxes or 23 cents per diluted share from continuing operations) with $1.1 million ($496,000 after taxes or 1 cent per diluted share from continuing operations) in the fourth quarter. The pre-tax amount for fiscal year 2007 consisted primarily of severance related to the restructuring ($15.4 million), charges related to the acceleration of vesting of stock options and restricted stock ($12.2 million) and contractual termination benefits for the Company’s former President and Chief Executive Officer relating to the separation ($9.9 million), partially offset by gains on the sale of the corporate airplane and the Company’s interest in a Net Jets airplane ($5.9 million).

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Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and twelve months ended September 30, 2007 and 2006 are as follows (in thousands, except per share data):

	Three Months Ended September 30		Twelve Months Ended September 30
	2007	2006	2007	2006
Pre-tax earnings from continuing operations, as reported	$46,823	43,185	$112,962	109,075
Restructuring and other expenses	1,092	—	34,645	—

Pre-tax earnings from continuing operations, excluding restructuring and other expenses	$47,915	43,185	$147,607	109,075

Earnings from continuing operations (net of income taxes), as reported	$35,297	29,909	$81,227	79,515
Restructuring and other expenses, net of income taxes	496	—	22,899	—

Earnings from continuing operations (net of income taxes), excluding restructuring and other expenses	$35,793	29,909	$104,126	79,515

Basic earnings per share from continuing operations, as reported	$.36	.32	$.85	.86
Restructuring and other expenses, net of income taxes	.01	—	.24	—

Basic earnings per share from continuing operations, excluding restructuring and other expenses	$.37	.32	$1.09	.86

Diluted earnings per share from continuing operations, as reported	$.35	.32	$.83	.85
Restructuring and other expenses, net of income taxes	.01	—	.23	—

Diluted earnings per share from continuing operations, excluding restructuring and other expenses	$.36	.32	$1.06	.85

	Three Months Ended September 30		Twelve Months Ended September 30
	2007	2006	2007	2006
Net sales growth, as reported	14.5%	10.1%	10.2%	9.6%
Effect of foreign exchange	(3.9)	(1.4)	(3.0)	0.8
Effect of acquisitions	—	—	—	(0.9)
Effect of divestiture	—	—	—	0.3

Organic sales growth	10.6%	8.7%	7.2%	9.8%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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